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Exhibit 10.31

SALES ALLIANCE AGREEMENT

This Sales Alliance Agreement ("Agreement"), including all Exhibits, is made by and between CorpSoft, Inc., with offices at 2 Edgewater Drive, Norwood, Massachusetts 02062 ("CorpSoft") and Intraware, Inc., with offices at 25 Orinda Way, Orinda, CA 94563 ("Intraware").

WHEREAS, CorpSoft, a leading international reseller of computer software, software licenses, software asset management services, intends to enter into an agreement with Sun Microsystems authorizing CorpSoft to resell Sun's iPlanet software products.

WHEREAS, Intraware has experience and expertise in the sale of the iPlanet products to end user customers.

WHEREAS, Corpsoft and Intraware agree that both parties will benefit by forming a sales alliance whereby Intraware will obtain purchase orders for sales of the iPlanet products to end users and CorpSoft will process and fulfill such iPlanet orders.

NOW THEREFORE, in consideration of the mutual promises and the terms, conditions and covenants of this Agreement, the parties hereby agree as follows.

1.     DEFINITIONS

1.1    "Confidential Information" shall have the same meaning as the term is defined in the Mutual Non-Disclosure Agreement, dated May 10, 2001, between CorpSoft and Intraware, subject to Section 10.1 below.

1.2    "Qualified Customer" shall mean a customer who has been evaluated by the Director of CorpSoft Accounts Receivable or a designee and approved for business, based on written standards which are provided to Intraware, are reasonable, and impose restrictions no more stringent than those which apply to customer qualification in CorpSoft's software reselling business.

1.3    "Qualified Order" shall mean an order from a Qualified Customer for iPlanet that meets the terms of the CorpSoft's standard written order acceptance policy, which policy shall be provided to Intraware, shall be reasonable, and shall impose restrictions no more stringent than those which apply to order acceptance in any other area of CorpSoft's business.

1.4    "Territory" shall mean the same geographic area as is set forth in the iPlanet Agreement.

2.     SCOPE

2.1    Intraware has experience and expertise in the sale of Sun Microsystems ("Sun") iPlanet E-Commerce Solutions products ("iPlanet") and, as a result, has an established base of end user iPlanet customers and iPlanet customer prospects in the Territory. Subject to the success of the relationship contemplated hereby, Intraware currently intends to phase out of the business of reselling iPlanet. CorpSoft intends to enter into a reseller agreement ("iPlanet Agreement") with Sun authorizing CorpSoft to market and resell iPlanet, and to the extent applicable, successor products to iPlanet, in the Territory.

2.2    CorpSoft agrees to retain the services of Intraware's sales representatives to obtain purchase orders for iPlanet to Qualified Customers in the Territory as set forth herein. Intraware will refer its existing iPlanet customers and all of its iPlanet customer prospects to CorpSoft. For the duration of this Agreement, it is the intention of CorpSoft and Intraware that each party benefit and share equally in the operating profits and losses (as specified in the "Operating Income" line in Exhibit C hereto) resulting from the sales alliance herein.

2.3    CorpSoft agrees that Intraware shall be its exclusive third party sales organization for iPlanet and Intraware agrees to sell iPlanet exclusively for the benefit of CorpSoft. The preceding sentence shall not be construed to restrict CorpSoft from selling iPlanet directly through its own sales organization or through independent sales representatives authorized by CorpSoft to sell software, software licenses, and/or services. Subject to the preceding two sentences, it is agreed that the relationship between the parties is non-exclusive, and each party is free to pursue any other business opportunities or interests.

2.4    The relationship of the parties is that of independent contractor. Neither party is an employee, agent, partner, or joint venturer of the other party and CorpSoft and Intraware shall inform their respective employees of such. Neither party shall represent or imply, directly or indirectly, that it has the authority to represent or bind the other by contract or in any way to incur obligations of any kind on behalf of the other party or take any action that would lead any person to believe the party has such authority, provided, however, that Intraware, in the course of performing its obligations under this Agreement, may submit binding quotes to customers for sales of iPlanet, so long as such quotes to do not require CorpSoft to act in a manner inconsistent with its written customer qualification standards or its written order acceptance policy referred to in Sections 1.2 and 1.3 above, respectively.

3.     TERM AND TERMINATION

3.1    The term of this Agreement shall commence on July 1, 2001 (the "Effective Date") and shall remain in effect for two (2) years thereafter, unless terminated earlier as provided herein. Subject to Intraware's and CorpSoft's mutual written agreement, this Agreement may be renewed for additional one (1) year terms provided the iPlanet is also in effect for the same renewal period. In the event CorpSoft does not enter into an iPlanet Agreement with Sun by July 30, 2001, this Agreement shall terminate on that date and neither party shall have any liability to the other as a result of any such termination, provided however the termination date may be extended by mutual written agreement. In addition, Intraware may terminate this Agreement if CorpSoft and Sun do not enter into the agreement as described in Section 8.2 below within five (5) business days of the effective date of the iPlanet Agreement, and neither party shall have any liability to the other party as a result of any such termination.

3.2    On a monthly basis, CorpSoft and Intraware agree to review the sales activity and sales revenues for the previous month and compare such results against the sales goals in the following rows of Exhibit C (which may be amended from time to time by mutual written agreement): Revenue (New Licenses), Gross Profit (New Licenses), Revenue (Renewals), Gross Profit (Renewals), Total 3rd Party Product GP. Approximately six (6) months after the Effective Date, Intraware and CorpSoft will review this Agreement for the purpose of determining whether or not sales goals and expectations are being achieved.

3.3    Either party may terminate this Agreement if the other party: (i) commits a material breach of this Agreement and does not cure the breach within thirty (30) days after receiving the non-breaching party's written notice of the breach or (ii) becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any federal or state statute relating to insolvency or the protection of rights of creditors.

3.4    In the event the iPlanet Agreement expires or terminates, then this Agreement shall terminate concurrent with the expiration or termination date of the iPlanet Agreement. In the event the iPlanet Agreement expires or terminates within two (2) years of the Effective Date and (i) within such two (2) year period CorpSoft enters into a new agreement with Sun for the resale of iPlanet on a direct basis, and (ii) within thirty (30) days after receiving written notice from CorpSoft of such new agreement between CorpSoft and Sun, Intraware terminates any agreement then in effect between it and Sun for the resale of iPlanet, then Intraware shall receive **** (as described in Section 9.2 below)

resulting from such new agreement between CorpSoft and Sun for a period equal to two (2) years minus the duration of the original iPlanet Agreement.

3.5    Intraware and CorpSoft acknowledge that as a result of this Agreement both parties will obtain information and knowledge regarding iPlanet customers and prospective customers and that some customers may be customers of both Intraware and Corpsoft. Intraware and CorpSoft agree that upon the expiration or termination of this Agreement either party may pursue sales opportunities with iPlanet customers and prospective customers without obligation to the other party.

3.6    As of the effective date of the expiration or termination of this Agreement, Intraware shall cease marketing and selling iPlanet, on behalf of CorpSoft, and neither party shall have any further obligation to the other party except as otherwise specified herein. Within thirty (30) days of the expiration or termination of this Agreement, each party shall return all tangible information, data, and materials, including without limitation Confidential Information, belonging to the other party and delete all electronic information or data belonging to the other party. Sections 5.1.6, 9.4 and 9.6 (for three years from the Effective Date), 10, 11.1, 12.2, 13, 14, 15, 16 and 17 shall survive the expiration or termination of this Agreement. Furthermore, to the extent applicable, Sections 3.4, 6.2, and 9.2 shall survive for the balance of the two (2) year period of time referenced in Section 3.4.

4.     APPOINTMENT

4.1    CorpSoft hereby appoints Intraware to obtain purchase orders for the iPlanet products specified in Exhibit A to Qualified Customers in the Territory, as set forth in this Agreement.

5.     RESPONSIBILITIES

5.1    Mutual Responsibilities:

  5.1.1    Each party will inform the appropriate personnel in their organization of the existence of this Agreement and appoint one or more business managers, who shall serve as that party's primary contact for day to day business activities. Each party shall have to right to appoint a new business manager from time to time and agrees to notify the other party if they appoint a new business manager.

  5.1.2    Any individual or joint public announcement regarding this Agreement or the relationship of CorpSoft and Intraware shall be, in each instance, subject to both parties prior written consent, unless a party is advised by counsel that a public announcement of this Agreement is required by law, in which case the party required by law to make the announcement shall submit the announcement to the other party for approval and such approval shall not be unreasonably withheld or delayed. In the event the parties are unable to agree on an announcement required by law, then the party required to make the announcement may, to the minimum extent required by law, make the announcement without the consent of the other party.

  5.1.3    Except as otherwise specified herein or mutually agreed to in writing, each party shall be solely responsible for their own costs and expenses in the performance of this Agreement.

  5.1.4    CorpSoft and Intraware are to work together and exchange ideas and suggestions to increase iPlanet sales.

  5.1.5    Without limiting CorpSoft's obligations under Section 9.1.1 below, each party shall be solely responsible for the payment of compensation of its own employees, agents, and contractors. Neither party shall be responsible for the payment of any wages, expenses, workers' compensation, disability benefits, unemployment insurance, and any other employee benefit, including, but not limited to, pension, 401(k), medical, dental, and life insurance, vacation, sick days, and holidays, or for withholding income taxes and social security for any employee, agent or contractor of the other party.

  5.1.6    CorpSoft and Intraware shall each maintain insurance, with coverage limits, consistent with generally accepted business practices for the software resale industry.

5.2    CorpSoft Responsibilities:

  5.2.1    CorpSoft will advise Intraware sales personnel on, and provide them with copies of CorpSoft's standard order acceptance and customer qualification policies and procedures, as described in Sections 1.2 and 1.3 above.

  5.2.2    CorpSoft shall be solely responsible for the processing and fulfillment of all Qualified Orders, invoicing all Qualified Customers, collecting all payments due or payable from Qualified Customers, and paying fees due to Sun under the iPlanet Agreement. With the exception of sales calls, CorpSoft shall also be solely responsible for answering all customer inquires or questions.

  5.2.3    CorpSoft shall only accept Qualified Orders received from Qualified Customers.

  5.2.4    Promptly after signing any iPlanet Agreement, CorpSoft shall provide Intraware with a copy of the price list for iPlanet. CorpSoft shall provide Intraware with thirty (30) days' written notice or such period of time CorpSoft receives written notice from Sun, whichever is less, of any change to CorpSoft's iPlanet price list, provided, however, that any such change shall be delayed by up to an additional sixty (60) days or such period of time as is agreed to by Sun, whichever is less, with respect to any quote which Intraware made to an iPlanet customer or potential iPlanet customer before receiving notice of the price list change.

  5.2.5    CorpSoft and Intraware agree to work together to plan and conduct various iPlanet marketing activities and events. Each such marketing activity or event shall be subject to the mutual written agreement of CorpSoft and Intraware.

  5.2.6    CorpSoft shall have no authority to collect funds or accept payment on behalf of Intraware. CorpSoft shall immediately forward to Intraware any and all money or remittance, in any form, that may be owed to Intraware, but incorrectly paid to CorpSoft.

5.3    Intraware's Responsibilities:

  5.3.1    Each Intraware sales representative assigned to the sale of iPlanet hereunder ("Rep") shall devote 100% of their time to obtaining purchase orders of iPlanet. Each Rep shall only quote iPlanet prices to customers using CorpSoft's standard price list provided by CorpSoft to Intraware pursuant to Section 5.2.4 above, as well as the delivery schedule and terms and conditions communicated by CorpSoft to Intraware from time to time. CorpSoft shall be solely responsible for entering into any contracts with Qualified Customers, invoicing the Qualified Customers, collecting payment from the Qualified Customers, and payments to Sun under the iPlanet Agreement.

  5.3.2    Intraware may not make any representation, guarantee, or warranty with respect to iPlanet inconsistent with those expressly set forth in the then-current iPlanet end user license agreement supplied by Sun.

  5.3.3    Intraware shall not authorize or bind CorpSoft to provide any refund, credit, return, allowance or adjustment to a customer account unless authorized by CorpSoft in writing.

  5.3.4    Intraware shall have no authority to collect funds or accept payment on behalf of CorpSoft. Intraware shall immediately forward to CorpSoft any and all money or remittance, in any form, that may be owed to CorpSoft, but incorrectly paid to Intraware. Intraware shall provide assistance reasonably requested by CorpSoft in the collection of overdue accounts, provided such assistance shall be limited to telephone calls and emails by Reps.

6.     REPORTS

6.1    On the first Monday of each week, Intraware shall furnish CorpSoft with a weekly sales activity report and a non-binding sales forecast report in a form substantially similar to that in Exhibit D.

6.2    Within fifteen (15) days of the end of each calendar month, CorpSoft will furnish Intraware with the following for the pervious months iPlanet sales activity: (i) iPlanet sales activity report, (ii) iPlanet income statement, and (iii) a payment for compensation earned or due for the previous month. The iPlanet sales activity report and income statement will be in a form substantially similar to those in Exhibit D.

7.     ORDERS AND ORDER FULFILLMENT

7.1    Intraware agrees to co-operate with CorpSoft in meeting all of CorpSoft's standard policies and procedures for account and order acceptance which are referred to in Sections 1.2 and 1.3 above. CorpSoft will accept only the business of Qualified Customers and Qualified Orders. CorpSoft may, in its sole discretion, reject any Qualified Customers or Qualified Orders that do not meet CorpSoft's standard policies and procedures referred to above. CorpSoft shall be responsible for the invoicing of all Qualified Orders and shall receive all payments for iPlanet sales.

8.     RETURNS

8.1    Subject to Sun's recognition of iPlanet sales under this Agreement, Sun's acceptance of the Intraware return listed in this Section 8.1, Sun's issuance of a Return Merchandise Authorization ("RMA") to CorpSoft for such returns, and Sun's return policy as set forth in the iPlanet Agreement and Sun's RMA policy, CorpSoft will submit Intraware returns for the following customers, up to the following amounts: ****. Such returns will be submitted to Sun provided the aggregate amount of the return does not exceed, in any quarter, ****. CorpSoft returns take precedence over all Intraware for the first **** of available Sun returns. Upon CorpSoft's receipt from Sun of an approved Intraware return, CorpSoft will remit the approved dollar amount of such return to Intraware. Intraware agrees and acknowledges that in no event shall CorpSoft be responsible for or liable for any return, including without limitation the five (5) name customers listed above, uncollected receivable or any claim, loss or damage arising from or related to the September 1, 1999 Channel Agreement between Intraware and Sun.

9.     COMPENSATION

9.1    Intraware Sales Representatives

  9.1.1    CorpSoft agrees to pay Intraware the monthly fee specified in Exhibit B for each Rep selling iPlanet on a full-time basis and each other person specified in Exhibit B who is dedicated to supporting such iPlanet sales. In an effort to determine the success of each Rep's iPlanet sales and CorpSoft's iPlanet sales, all iPlanet sales will be tracked by individual Rep and CorpSoft sales and reported in the monthly sales activity report referenced in Section 6.2. Additional Reps may be assigned to the sale of iPlanet under this Agreement subject to the mutual written agreement of CorpSoft and Intraware. In the event revenues for iPlanet sales decline during any calendar month or gross profits to the parties based on sales of iPlanet hereunder fail to meet the sales goals set forth in the "Total 3rd Party Product GP" row of Exhibit C (as such Exhibit may be amended from time to time by mutual agreement of the parties), CorpSoft may, upon thirty (30) days written notice to Intraware, reduce the number of Reps selling iPlanet under this Agreement and/or other personnel listed in Exhibit B. CorpSoft shall pay Intraware for the Reps and other personnel listed in Exhibit B fifteenth (15th) day of each calendar month.

9.2    iPlanet Gross Profit

  9.2.1    CorpSoft and Intraware agree to **** derived by CorpSoft from all sales of iPlanet by CorpSoft and Intraware under this Agreement. It is the intent of CorpSoft and Intraware that sales of iPlanet include any such sales by their affiliates, resellers, distributors, agents, dealers, or representatives. As used herein, "Gross Profit" means the total revenue payable to CorpSoft for all Qualified Orders for iPlanet, less all taxes in connection with the orders, shipping, credits, returns, amounts payable to Sun for iPlanet, and the expenses listed in the following rows of Exhibit C (which Exhibit may be amended from time to time by mutual agreement of the parties): Sales Manager, Salesperson (New Licenses), Salesperson (Renewals), Business Partner Manager, Systems Engineer, Sales Order Entry, SubscribeNet Contract Fee, Quarterly Fee to Intraware per employee for Overhead of Corpsoft staff at Intraware, Additional CorpSoft Expense (Backoffice), and Corpsoft sales commission. All Gross Profit disbursements shall be paid thirty (30) days following the end of each quarter. The parties agree that the formula or basis used to establish the Gross Profits and costs of sales and expenses may need to be amended from time to time and the parties agree to work together, in good faith, to make such adjustments.

9.3    During the term of this Agreement, Intraware will provide a co-branded, using Intraware's and CorpSoft's brand, version of Intraware's SubscribeNet electronic software distribution service ("SubscribeNet") to Qualified Customers requesting iPlanet be delivered using electronic distribution. Intraware will, at no cost to CorpSoft or the Qualified Customer, convert the SubscribeNet service to a co-branded version of SubscribeNet. The fee payable by CorpSoft to Intraware for SubscribeNet shall be as set forth in Exhibit B. Intraware and CorpSoft expect that the majority of Qualified Customer iPlanet orders will be filled using SubscribeNet. However, if a Qualified Customer requests an iPlanet media and documentation kit ("Kit"), CorpSoft will fulfill the request by ordering the Kit from an iPlanet distributor and shipping the Kit to the Qualified Customer.

9.4    All payments made shall under this Agreement shall be in United States dollars. All compensation is exclusive of all governmental taxes, withholdings, fees or similar assessments. In the event of a dispute regarding a financial obligation owed pursuant to this Agreement, CorpSoft and Intraware agree to meet in good faith to resolve the dispute within twenty (20) days of either party's written notice to the other of the dispute. CorpSoft and Intraware shall maintain adequate books and records in connection with their activities under this Agreement consistent with generally accepted accounting practices.

9.5    All market development funds made available by Sun to CorpSoft shall be retained exclusively by CorpSoft and shall not be considered when calculating any compensation under this Agreement. All expenditures of such market development funds during the term of this Agreement shall be subject to Section 5.2.5 above. All rebates and other incentives made available by Sun to CorpSoft during the term of this Agreement, or in connection with sales made during the term of this Agreement, shall be shared equally by CorpSoft and Intraware.

9.6    The records maintained by CorpSoft under Section 9.4 above shall include, without limitation, documentation of the information reportable under Section 6.2 above, those portions of the iPlanet Agreement that are necessary to determine financial obligations owed to Intraware (disclosure of the iPlanet Agreement is subject to Sun's consent), and of all customer orders for iPlanet. Intraware may audit the books and records of CorpSoft relevant solely to this Agreement, including but not limited to all documents related to customer orders for iPlanet. Any such audit shall be conducted during regular business hours, mutually agreed to, at CorpSoft's offices and shall not interfere unreasonably with CorpSoft's business activities. If an audit reveals that CorpSoft has underpaid fees to Intraware, CorpSoft shall be invoiced for such underpaid fees. Audits shall be made no more than once annually.

Intraware shall bear the cost of any such audit unless the audit reveals that CorpSoft has underpaid Gross Profit by 5% or more of the Gross Profit payable by CorpSoft to Intraware for the preceding twelve (12) months (or any shorter period to which the audit may be limited by Intraware), in which case the cost of the audit shall be borne by CorpSoft. All information and data resulting from an audit shall be deemed to be Confidential Information.

10.   CONFIDENTIALITY

10.1    The parties agree and acknowledge that it may be necessary to disclose certain confidential or proprietary information to each other in the performance of this Agreement. To protect and preserve their respective confidential information, Intraware and CorpSoft agree to maintain all such information in confidence pursuant to the Mutual Non-Disclosure Agreement dated May 10, 2001. The Mutual Non-Disclosure Agreement is hereby incorporated into this Agreement by reference.

11.   PROPERTY RIGHTS

11.1    CorpSoft and Intraware are and shall at all times remain the sole owner of their respective intellectual property. Except as otherwise expressly specified in this Agreement, neither party is granted any express or implied rights to the other party's copyrights, trade secrets, patents, trademarks, or any other intellectual property.

11.2    For the term of this Agreement, CorpSoft grants Intraware a personal, non-transferable, non-exclusive and revocable license to use CorpSoft's trademarks, in the Territory, solely in connection with Intraware's performance of this Agreement. Upon expiration or termination of this Agreement, Intraware shall immediately cease all use of CorpSoft's trademarks.

12.   WARRANTY

12.1    CorpSoft and Intraware each warrants that it has the right and authority to enter into this Agreement.

12.2    EXCEPT AS SPECIFIED HEREIN, NEITHER CORPSOFT NOR INTRAWARE MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

13.   INDEMNITY

13.1    Intraware agrees to indemnify, defend, and hold CorpSoft harmless, from and against any and all claims, liabilities, losses, damages, costs, expenses (including reasonable legal fees) of whatever nature or kind resulting from or arising out of Intraware's gross negligence or willful misconduct. Intraware will pay costs, damages and legal fees resulting from a settlement or finally awarded against CorpSoft.

13.2    CorpSoft agrees to indemnify, defend, and hold Intraware harmless, from and against any and all claims, liabilities, losses, damages, costs, expenses (including reasonable legal fees) of whatever nature or kind resulting from or arising out of CorpSoft's gross negligence or willful misconduct. CorpSoft will pay costs, damages and legal fees resulting from a settlement or finally awarded against Intraware.

13.3    Each party's foregoing indemnity obligation is subject to: (a) the party seeking indemnity promptly notifying the indemnifying party in writing of any such claim; (b) the party seeking indemnity cooperating in the defense and furnishing related evidence in its control to the indemnifying party; and (c) the indemnifying party having sole control of the defense and all related settlement negotiations, other than any settlement or negotiation which contemplates any restriction on the party seeking indemnity.

14.   EXCLUSION OF DAMAGES

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY OR TORT INCLUDING WITHOUT LIMITATION NEGLIGENCE AND REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.   LIMITATION OF LIABILITY

WITH THE EXCEPTION OF EITHER PARTY'S INDEMNITY OBLIGATIONS HEREIN, BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS, INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, OR BREACH OF WARRANTY OR OF A FINANCIAL OBLIGATION OWED TO THE OTHER PARTY, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY RELATING TO ANY CLAIM OR ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED $100,000.

16.   NOTICES

Any notice, demand, acknowledgment or other communication which under the terms of this Agreement must be given or made in writing and may be: (i) sent via facsimile transmission (if, followed-up with a written notice sent via mail), or (ii) sent via certified or registered mail, postage paid, to the respective parties as follows:

If to CorpSoft: CorpSoft, Inc. 2 Edgewater Drive Norwood, MA 02062 Attention: General Counsel	With a copy to: CorpSoft, Inc. 2 Edgewater Drive Norwood, MA 02062 Attention: President
If to Intraware: Intraware, Inc. 25 Orinda Way Orinda, CA 94563 Attention: General Counsel

17.   GENERAL

17.1    In no event shall either party be responsible for any delay or failure to perform if such delay or failure to perform is due to causes beyond its reasonable control, including, but not limited to, governmental authorities, epidemics, war, embargoes, fire, earthquakes or acts of God.

17.2    Neither party shall assign its rights and obligations under this Agreement to any third party without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement, without the consent of the other party, pursuant to a merger, acquisition, reorganization, or sale of substantially all of its assets.

17.3    Any waiver of a violation or failure to enforce any provision of this Agreement by either party shall not constitute a waiver of either party's rights with respect to this Agreement. All terms and conditions of this Agreement are severable. If any term or provision, or any portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions shall not be affected.

17.4    CorpSoft and Intraware agree to comply with applicable laws and regulations, including without limitation, U.S. export law and regulations. The validity, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, exclusive of its rules regarding conflicts of law. English shall be the governing language of this Agreement. The United Nations Convention for the Sale of Goods shall not apply to this Agreement.

17.5    During the term of this Agreement, neither party shall, without the prior written consent of the other party, solicit for employment any employee of the other party. Notwithstanding the foregoing, neither party shall be restricted from placing employment advertising in trade or general media or from using recruiters provided that such advertising and recruiters do not target the employees of the other party.

17.6    This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties relating to the subject matter contemplated herein and supersedes all previous or contemporaneous oral or written communications, proposals and agreements in respect thereof. This Agreement may only be modified or amended by a written agreement executed by both parties.

17.7    The parties acknowledge that any material breach of their obligations with respect to proprietary rights of the other party may cause irreparable injury for which there may be inadequate remedies at law and that the non-breaching party shall be entitled to seek equitable relief in addition to all other remedies available.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of June 28, 2001.

INTRAWARE, INC.		CORPSOFT, INC.

By:	/s/ DONALD M. FREED	By:	/s/ CRAIG L. SINGLER
Name: Donald M. Freed Title: Executive Vice President and CFO		Name: Craig L. Singler Title: Vice President of Solutions Development

EXHIBIT A

iPlanet Products

•
The iPlanet products covered under this Agreement shall be as specified in the Sun Channel Agreement

EXHIBIT B

Compensation

•
Intraware Representatives:

As of the Effective Date, Intraware shall assign **** to the sale of iPlanet. CorpSoft agrees to pay Intraware the following:

****
•
Revenue—Profit Sharing:

        See Section 9.2.

•
SubscribeNet Fees

For SubscribeNet, Corpsoft shall pay to Intraware **** derived from sales of iPlanet during the term of this Agreement. As used herein, "Gross Revenue" means the total revenue payable to CorpSoft for all Qualified Orders for iPlanet that are fulfilled via SubscribeNet, less taxes in connection with the order. All Gross Revenue disbursements shall be paid fifteen (15) days following the end of each month.

EXHIBIT C

Sales Goals and Expenses

EXHIBIT D

Reports

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  Exhibit 10.31
SALES ALLIANCE AGREEMENT
EXHIBIT A iPlanet Products
EXHIBIT B Compensation
EXHIBIT C Sales Goals and Expenses
EXHIBIT D Reports